Exhibit 5.1

11 South Meridian Street Indianapolis, IN 46204-3535 U.S.A. (317) 236-1313 Fax (317) 231-7433 www.btlaw.com

May 22, 2015

Horizon Bancorp

515 Franklin Square

Michigan City, Indiana 46360

Ladies and Gentlemen:

We have acted as counsel for HORIZON BANCORP, an Indiana corporation (“Horizon”), in connection with the Agreement and Plan of Merger, dated February 18, 2015 (the “Agreement”), between Horizon and PEOPLES BANCORP, an Indiana corporation (“Peoples”). You have requested our opinion in connection with the Registration Statement on Form S-4 (the “Registration Statement”) to be filed by Horizon with respect to the issuance of up to 2,196,265 shares of Horizon common stock (the “Shares”) in connection with the merger of Peoples with and into Horizon.

We have examined such records and documents and have made such investigation of law as we have deemed necessary in the circumstances. Based on that examination and investigation, it is our opinion that the Shares are duly authorized and will be, when sold in the manner described in the Registration Statement (including all Exhibits thereto), validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the application of the internal laws of the State of Indiana and applicable federal law, and no opinion is expressed herein as to any matter governed by the laws of any other jurisdiction.

We consent to the use of our name under the captions “Summary–Conditions to the Merger,” “The Agreement–Conditions of the Merger” and “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

This opinion is furnished by us in accordance with the requirement of Item 601(b)(5) of SEC Regulation S-K and, except as provided in the immediately preceding paragraphs, is not to be used, circulated or quoted for any other purpose or otherwise referred to or relied upon by any other person without our express written permission.

Very truly yours,

/s/ Barnes & Thornburg LLP

BARNES & THORNBURG LLP

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